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                                                                   EXHIBIT 99.1

                             [FLAGSTAR BANCORP LOGO]





                                                  NEWS RELEASE
                                                  FOR MORE INFORMATION CONTACT:
                                                  Michael W. Carrie
                                                  Executive Director / CFO
                                                  (248) 312-2000

                                                  FOR IMMEDIATE RELEASE



FLAGSTAR REPORTS SECOND QUARTER RESULTS



FLAGSTAR ANNOUNCES NET EARNINGS OF $0.65 PER SHARE

RETAIL BANKING PROFITS CONTRIBUTE 58.8% OF TOTAL




Troy, Mich. (July 15, 2004) - Flagstar Bancorp, Inc. (NYSE:FBC), today released quarterly earnings of $41.2 million, or $0.65 per share -- diluted.


HIGHLIGHTS IN THE QUARTER INCLUDE:

 o   An annualized return on average equity of 23.8%;

 o   An annualized return on average assets of 1.4%;

 o   A retail banking contribution of approximately $0.38 per share;

 o   Record net interest income of $59.3 million;











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RETAIL BANKING

The Company's retail banking operation provided 58.8% of net earnings compared to 33.0% for all of 2003 and 49.1% reported in the first quarter of 2004. The Company opened 3 banking centers during the quarter.

Flagstar's deposits were $6.5 billion at June 30, 2004 compared with $5.7 billion at December 31, 2003 and $6.1 billion at March 31, 2004. At June 30, 2004, consumer direct transaction account balances, including checking, savings, and money market accounts, represented $2.1 billion, compared with $2.0 billion at December 31, 2003. On a sequential quarter basis, the Company's cost of deposits increased by 9 basis points.

As a part of its asset-liability management, the Company's $1.4 billion growth in the balance sheet and $1.9 billion growth in its held for investment portfolio since year-end has included a $0.8 billion increase in deposits.

NET INTEREST INCOME

Net interest was reported at $59.3 million compared to $47.0 million in the comparable period last year and $51.0 million in the March 2004 quarter. The net interest margin for the quarter was 2.13%, compared with 2.26% for the same period last year. The decrease in the interest margin was primarily caused by the 10 basis point decrease in the spread between the yield on the earning asset portfolio that declined 55 basis points and was not offset by the 45 basis point decrease in liability costs.

On a sequential quarter basis, the Company's net interest income increased $8.3 million. Also, the net interest margin increased 13 basis points from the 2.00% recorded in the first quarter of 2004. The quarterly increase was primarily caused by a $541.3 million increase in the amount of earning assets versus paying liabilities that was somewhat offset by a 2 basis point decrease in the interest rate spread.

OUTLOOK

"The second quarter margin was a bright spot in our quarterly earnings release and is a testament to what we are building. The record amount of interest income is part of our plan to significantly reduce our reliance on mortgage banking sale revenue. In the next two quarters, it is our intent to increase the earning asset portfolio by another $2.0 billion, while adhering to sound underwriting standards and maintaining our duration-matching guidelines," stated Mark T. Hammond, President and CEO.















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LOAN SALE GAINS

Gains recorded on the sales of mortgage loans were $7.5 million during the quarter ended June 30, 2004 from $154.3 million in the comparable 2003 period. This decrease was attributable to the $9.2 billion decrease in the amount of loans sold during the quarter. The gain on sale spread equaled 17 basis points in the second quarter of 2004 versus 96 basis points in the second quarter of 2003.

As previously reported, the Company originated $9.0 billion in residential mortgage loans in the second quarter of 2004. This production level compares to the $17.5 billion originated in the comparable 2003 period. This decrease was primarily attributable to a decrease in the amount of mortgage loan refinancings.

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


                                     For the three months ended                For the six months ended

                                       June 2004         June 2003         June 2004           June 2003
                                     --------------    --------------    ---------------     --------------
Net gain on loan sales              $      7,514       $    154,256       $     39,645        $    243,503
Plus: FASB 133 adjustment                    159              5,881             (6,545)             13,304
Plus: Secondary Market Reserve             5,849              5,396             13,916              11,908
                                    ------------       ------------       ------------        ------------
Gain on loan sales                  $     13,522       $    165,533       $     47,016        $    268,715
Loans sold                          $  8,085,479       $ 17,287,723       $ 15,726,216        $ 30,540,969
Sales spread                                0.17%              0.96%              0.30%               0.88%

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         OUTLOOK

"The second quarter was a challenging quarter for our mortgage banking operation. The narrow amount of spread achieved on loan sales was caused by the competitive pricing observed in the origination market. Our gain on sale margins did improve as the quarter progressed but the average gain was the lowest in our history. We expect our origination volume to slow during the second half of the year and our gain on sale spreads to slightly increase from the second quarter's low," stated Mark T. Hammond.







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MORTGAGE SERVICING

         LOANS SERVICED FOR OTHERS

At June 30, 2004, the Company serviced $26.7 billion in loans for others. This volume is down 12.2% from December 31, 2003 and down 10.7% from March 31, 2004. During the quarter the Company originated $8.1 billion and sold $8.6 billion of servicing rights. The MSR sales consisted of $4.8 billion of bulk sales and $3.6 billion of flow sales.

The current portfolio contains 200,296 loans that have a weighted rate of 5.96%, a weighted service fee of 34.8 basis points, and a weighted 12 months of seasoning. Revenue from the portfolio earned a record $29.9 million during the quarter, up $5.2 million over the comparable 2003 period.

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                                     For the three months ended          For the six months ended

                                    June 2004         June 2003       June 2004         June 2003
                                   -----------      -----------      -----------      -----------
Beginning balance                  $29,858,203      $22,336,428      $30,395,079      $21,586,797
Originations                         8,085,479       17,287,722       15,726,216       30,540,969
Sales                                8,599,572        7,774,003       14,957,626       18,202,613
Amortizations and prepayments        2,676,802        2,896,276        4,496,361        4,971,282
                                   -----------      -----------      -----------      -----------
Ending balance                     $26,667,308      $28,953,871      $26,667,308      $28,953,871
                                   ===========      ===========      ===========      ===========

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         MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $236.2 million, or 0.89% of the outstanding balance of the underlying mortgage balances. The preliminary market value of the portfolio is $346.2 million. During the quarter, no impairment adjustment was made to the book value of the portfolio. The Company wrote off $24.3 million in book value for loan prepayment and amortization.

         OUTLOOK

"During the first six months of 2004, we have sold 95% of the mortgage servicing rights we originated. On a going forward basis, the Company will continue to accumulate and sell servicing rights. Historically, we have sold 75% of our servicing originations, and in a rising or higher interest rate environment, we have sold between 100% and 140% of the period's originations," added Mr. Hammond.

SECONDARY MARKET RESERVE

         REPURCHASED ASSETS

Net repurchased assets pending foreclosure totaled $21.9 million at June 30, 2004 compared to $12.0 million at December 31, 2003 and $18.7 million at March 31, 2004. During the second quarter of 2004, the Company repurchased $18.1 million in non-performing assets previously sold to the secondary market. During 2003, the Company repurchased a total of $46.3 million in non-performing assets.

         RESERVE FOR LOSSES ON REPURCHASED ASSETS

The reserve for losses on repurchased assets was increased $2.6 million, or 25.2% to $12.9 million at June 30, 2004 from $10.3 million at December 31, 2003. Losses attributable to repurchased assets totaled $5.0 million and $3.5 million for the three months ended June 30, 2004 and 2003, respectively.


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ASSET QUALITY

         NON-PERFORMING LOANS

Non-performing loans at June 30, 2004 were $59.6 million, up $1.3 million or 2.2% from year-end and down $2.2 million from March 31, 2004. Total delinquencies in the Company's investment loan portfolio equaled 1.20% at June 30, 2004, compared with 1.54% at December 31, 2003 and 1.30% at March 31, 2004.

Consistent with the Company's business model, 94.8% of non-performing loans were backed by single-family homes.

         PROVISION FOR LOSSES
The provision for losses was $3.6 million for the three months ended June 30, 2004 from $6.8 million during the second quarter of 2003 and $9.3 million in the quarter ended March 31, 2004. The provision for losses in the current quarter and the comparable quarter in 2003 included a $0.9 million and a $1.3 million increase in the allowance for losses, respectively. Net charge-offs were an annualized 0.12% and 0.73% of average investment loans during the three months ended June 30, 2004 and June 30, 2003, respectively. Net charge-offs were 0.35% of average investment loans during 2003.

         ALLOWANCE FOR LOSSES
The allowance for losses totaled $41.7 million at June 30, 2004. Management believes the current reserve is set at an appropriate level given the current business environment and the current portfolio of investment loans.

The allowance for losses as a percentage of non-performing loans is 70.0%. The allowance for losses as a percentage of investment loans was 0.48% at June 30, 2004.

BALANCE SHEET AND CAPITAL MANAGEMENT

Consolidated assets at June 30, 2004 were $12.0 billion, compared with $10.6 billion at December 31, 2003 and $12.2 billion at March 31, 2004.

Flagstar's stockholders' equity now stands at $709.8 million, or 5.93% of total assets. The book value of the common stock at June 30, 2004 equaled $11.61 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 6.41% and the Total risk-based capital ratio stood at 11.83% at June 30, 2004.

AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Friday, July 16, 2003 at 12:00 p.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (800) 289-0494; passcode 109085.

Flagstar Bancorp is the second largest banking institution headquartered in Michigan. Flagstar operates over 100 banking centers in Michigan and Indiana and loan centers in 26 states. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.


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                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

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SUMMARY OF THE CONSOLIDATED STATEMENTS OF        At or for the three months ended   At or for the six months ended
EARNINGS                                                      June 30,                         June 30,
                                                        2004          2003             2004            2003
                                                   ------------    ------------     ------------    ------------
                                                               (Unaudited, In Thousands, Except Share Data)
  Interest income                                  $    140,214    $    122,201     $    271,055    $    246,993
  Interest expense                                       80,893          75,239          160,757         146,477
                                                   ------------    ------------     ------------    ------------
Net interest income                                      59,321          46,962          110,298         100,516
  Provision for losses                                    3,603           6,772           12,905          14,659
                                                   ------------    ------------     ------------    ------------
Net interest income after provision                      55,718          40,190           97,393          85,857
  Loan servicing fees, net                                5,589         (13,056)          13,822         (38,665)
  Gain on loan sales, net                                 7,514         154,256           39,645         243,503
  Gain on MSR sales, net                                 37,248             320           59,033           1,581
  Other income                                           20,688          15,509           36,620          26,187
  Operating expenses                                     63,337          65,489          125,716         123,060
                                                   ------------    ------------     ------------    ------------
Earnings before federal income tax                       63,420         131,730          120,797         195,403
  Provision for federal income taxes                     22,230          46,150           42,650          68,496
                                                   ------------    ------------     ------------    ------------
Net earnings                                       $     41,190    $     85,580     $     78,147    $    126,907
                                                   ============    ============     ============    ============
Basic earnings per share                           $       0.68    $       1.44     $       1.29    $       2.14
Diluted earnings per share                         $       0.65    $       1.34     $       1.22    $       2.00
Dividends paid per common share                    $       0.25    $       0.10     $       0.50    $       0.15
Interest rate spread                                       1.92%           2.02%            1.90%           2.23%
Net interest margin                                        2.13%           2.26%            2.07%           2.47%

Return on average assets                                   1.37%           3.48%            1.34%           2.71%
Return on average equity                                  23.79%          69.55%           22.98%          54.67%
Efficiency ratio                                          48.59%          31.85%           48.46%          36.58%

Mortgage loans originated or purchased             $  9,001,224    $ 17,488,383     $ 18,451,534    $ 32,550,482
Mortgage loans sold                                $  8,085,479    $ 17,287,723     $ 15,726,216    $ 30,540,969
Equity/assets ratio (average for the period)               5.75%           5.00%            5.83%           4.96%

Ratio of charge-offs to average investment loans           0.12%           0.73%            0.17%           0.84%

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SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:
                                                      June 30,        March 31,      December 31,       June 30,
                                                        2004            2004           2003              2003
                                                   ------------    ------------     ------------    ------------
 Total assets                                      $ 11,965,611    $ 12,185,697     $ 10,570,193    $ 10,179,678
 Loans held for sale                                  2,157,845       2,984,776        2,759,551       3,731,829
 Investment loans portfolio, net                      8,681,371       8,065,100        6,804,235       4,799,097
 Allowance for losses                                    41,704          40,814           36,017          41,509
 Mortgage servicing rights                              236,211         261,132          260,128         210,869
 Deposits                                             6,534,492       6,075,328        5,680,167       5,269,463
 FHLB advances                                        3,633,199       4,067,409        3,246,000       2,436,122
 Stockholders' equity                                   709,821         672,098          654,683         535,187

OTHER FINANCIAL AND STATISTICAL DATA:

 Equity/assets ratio                                       5.93%           5.52%            6.19%           5.26%
 Core capital ratio                                        6.41%           6.58%            7.44%           6.58%
 Total risk-based capital ratio                           11.83%          12.01%           13.47%          12.17%

 Book value per share                              $      11.61    $      11.05     $      10.79    $       8.99
 Shares outstanding                                      61,141          60,832           60,675          59,499

 Mortgage loans serviced for others                $ 26,667,308    $ 29,858,203     $ 30,395,079    $ 28,953,871
 Value of mortgage servicing rights                        0.89%           0.87%            0.86%           0.73%

 Allowance for losses to non performing loans              70.0%           66.1%            61.7%           71.7%
 Allowance for losses to loans held for
    investment                                             0.48%           0.50%            0.53%           1.03%
 Non performing assets to total assets                     1.00%           0.96%            1.01%           1.14%

 Number of bank branches                                    103             100               98              95
 Number of loan origination centers                         137             131              128             108
 Number of salaried employees                             2,482           2,502            2,523           3,106
 Number of commissioned employees                           997           1,124              989           1,004

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